Exhibit 99.1

June 30, 2004

Contacts:  (media) Marybeth Thorsgaard:  763-764-6364

(analysts) Kris Wenker:  763-764-2607

GENERAL MILLS REPORTS FISCAL 2004 RESULTS

Sales Grew 5 Percent, Earnings per Share Increased 13 Percent

Dividend Increased 13 Percent to New Annual Rate of $1.24 Per Share

Company Provides Fiscal 2005 Outlook

MINNEAPOLIS, MINN.---General Mills (NYSE: GIS) today reported results for the fourth quarter and full 2004 fiscal year. For the 53-week fiscal year ended May 30, 2004:

•

Net sales increased 5 percent to $11.07 billion.

•

Net earnings grew 15 percent to $1,055 million.

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Diluted earnings per share (EPS) totaled $2.75, up 13 percent from $2.43 in fiscal 2003.

Both 2004 and 2003 included certain costs primarily related to the company’s acquisition of Pillsbury in October 2001. These costs (described in detail below) are the restructuring and other exit costs identified on the consolidated statements of earnings, and merger-related costs included in selling, general and administrative expenses. These costs amounted to $60 million pretax, $39 million after tax in 2004 and $132 million pretax, $85 million after tax in 2003. Excluding these costs, General Mills’ earnings per share would have totaled $2.85 in 2004 and $2.65 in 2003.

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The fourth quarter of 2004 was a 14-week fiscal period, while last year’s fourth quarter included the regular 13 weeks. Net sales were up 10 percent for the quarter to $2.79 billion. Net earnings totaled $278 million, a 24 percent increase from $225 million last year. Earnings per share rose 22 percent to reach 72 cents. Restructuring, other exit and merger-related costs totaled $12 million pretax, $8 million after tax in this year’s fourth quarter, down from $31 million pretax, $19 million after tax in 2003. Excluding these costs in both years, fourth quarter diluted earnings per share would have totaled 74 cents in 2004 and 64 cents in 2003.

Chairman and Chief Executive Officer Steve Sanger said, “General Mills posted good sales and earnings gains in 2004, despite the challenges of rising commodity costs, increasing employee benefits expense, and the recent popularity of low-carbohydrate diets, which slowed sales in several of our major product categories. Our businesses generated strong cash flow, which enabled us to make capital investments that will support future business growth and productivity savings. At the same time, we paid down $572 million of debt, exceeding our $450 million debt-reduction goal for the year.”

Restructuring, Other Exit and Merger-related Costs

General Mills recorded certain costs in 2004 and 2003 primarily relating to the Pillsbury acquisition. We have separately identified these costs because they represent expenses associated with an infrequently occurring event, and we believe identifying them improves the comparability of year-to-year results of operations. These costs include the restructuring and other exit costs segregated on the consolidated statement

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of earnings and merger-related costs (e.g., consulting, system conversions, relocation, training and communications) that are included in selling, general and administrative expense. In light of the magnitude of the Pillsbury acquisition, we have consistently attempted to provide investors with information regarding the costs of the acquisition and integration. A reconciliation of earnings and EPS with and without these costs appears in the table below. Earnings and earnings per share excluding restructuring, other exit and merger-related costs are measures of performance that are not defined by generally accepted accounting principles (GAAP) and should be viewed in addition to, and not in lieu of, our net earnings and diluted earnings per share as reported on a GAAP basis. Please refer to our consolidated financial statements and accompanying footnotes for additional information regarding our classification of these items and for presentation of results in accordance with generally accepted accounting principles.

FOURTH QUARTER / FISCAL YEAR EARNINGS SUMMARY
(in millions, except per share data)

	Fourth Quarter		Fiscal Year

	FY 04	FY 03	FY 04	FY 03
Earnings After Tax
Before Identified Items	$286	$244	$1,094	$1,002
Restructuring and Other Exit Costs	(8)	(2)	(17)	(40)
Merger-related Costs*	--	(17)	(22)	(45)

Net Earnings	$278	$225	$1,055	$917
Avg. Diluted Shares Outstanding	386	379	384	378
Diluted Earnings per Share
Before Identified Items	$.74	$.64	$2.85	$2.65
Restructuring and Other Exit Costs	(.02)	--	(.04)	(.11)
Merger-related Costs*	--	(.05)	(.06)	(.12)

Diluted EPS	$.72	$.59	$2.75	$2.43

*

included in SG&A

numbers may not add due to rounding

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U.S. Retail Segment Results

Net sales for General Mills’ U.S. Retail operations grew 5 percent in 2004 to $7.76 billion. Unit volume increased 4 percent, with all six major product divisions recording gains. Segment operating profits grew 3 percent to $1.81 billion.  On a 52-week basis, unit volume was up 2 percent. This was in line with consumer takeaway trends, as composite retail sales for the company’s major product lines also grew 2 percent over that same period.

Big G cereal volume grew 2 percent in 2004, with good contributions from new products including Berry Burst Cheerios, and gains by several key established brands such as Honey Nut Cheerios and Reese’s Puffs. Yoplait yogurt volume increased 10 percent with continued growth from established lines plus good contributions from Yoplait Nouriche yogurt beverages.  Snacks division volume was up 5 percent, led by growth in fruit snacks and granola bars. Meals division unit volume rose 3 percent with strong contributions from the line of Progresso Rich and Hearty soups introduced during the year, and from Betty Crocker dinner mixes. Unit volume growth of 2 percent for Pillsbury USA reflected gains for Totino’s pizza and hot snacks, frozen breakfast items (toaster strudel, waffles) and frozen baked goods.  Baking Products division unit volume was up 4 percent.

In the fourth quarter, U.S. retail net sales grew 9 percent to $1.91 billion, and operating profits grew 3 percent to reach $461 million. Unit volume was up 12 percent in the period, and grew 4 percent excluding the extra week.

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Bakeries and Foodservice Segment Results

Sales for the company’s Bakeries and Foodservice segment declined 2 percent in 2004 to $1.76 billion. Unit volume was down 3 percent, reflecting the industrywide impact of low-carbohydrate diets along with company actions to rationalize SKUs and eliminate less-profitable business. Operating profit for this segment declined 15 percent to $132 million due to the lower volumes, and to higher supply chain costs caused by increased commodity costs and manufacturing realignment activities.

Fourth quarter net sales for Bakeries and Foodservice grew slightly to $465 million and operating profits increased to $38 million from $23 million a year earlier. Unit volume declined 1 percent in the period, and was down 8 percent excluding the extra week.

International Segment Results

Sales for General Mills’ consolidated international segment totaled $1.55 billion in fiscal 2004, up 19 percent from $1.30 billion in 2003. Foreign currency exchange contributed 11 points of sales growth. Unit volume grew 5 percent, including increases of 6 percent in Canada, 2 percent in Europe and 12 percent for Asia / Pacific operations. Volumes in Latin America matched prior year levels. International operating profits grew 31 percent to reach $119 million.

In the fourth quarter, International net sales grew 21 percent to $417 million and operating profits were up 37 percent to $37 million. Unit volume grew 7 percent as reported, and was up 5 percent excluding the extra week.

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Joint Venture Summary

Total after-tax earnings from joint-venture operations reached $74 million in 2004, up 21 percent from last year’s results. Cereal Partners Worldwide (CPW) and Snack Ventures Europe (SVE) together contributed $58 million in profits. Unit volume for CPW grew 9 percent, led by gains in the United Kingdom, Mexico and Poland. Unit volume for SVE grew 4 percent. The company’s Haagen-Dazs joint ventures in Asia posted combined unit volume growth of 3 percent, and profits from these ventures more than offset a modest loss posted by 8th Continent, the company’s soy products joint venture in the United States.

Fourth quarter earnings after tax from joint ventures grew 35 percent to $23 million. Unit volume was up 8 percent, led by CPW, which posted a 12 percent unit volume increase for the quarter.

Financial Highlights

At year end, General Mills total debt as defined by GAAP was $8.2 billion, down more than $630 million from a year earlier. The company tracks total adjusted debt, a non-GAAP measure, that includes total debt, the debt equivalent of lease expense, tax benefit leases and minority interests, net of marketable investments and most of our cash balance. We track this measure because we believe it provides a more comprehensive view of the company’s debt structure. A reconciliation of debt and total adjusted debt appears in the table below. In fiscal 2004, total adjusted debt declined $572 million to $8.4 billion. This exceeded the company’s $450 million debt reduction target for 2004. The company expects to further reduce total adjusted debt by at least $625 million in fiscal 2005.

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DEBT SUMMARY

(in millions)

	May 30, 2004	May 25, 2003

Notes Payable	$583	$1,236
Current Portion -- Long-term debt	233	105
Long-term Debt	7,410	7,516

Total Debt	8,226	8,857
Deferred Income Taxes -- tax leases	66	68
Leases -- Debt equivalent	600	550
Certain cash and cash equivalents	(699)	(623)
Marketable Investments, at cost	(54)	(142)

Adjusted Debt	8,139	8,710
Minority Interests	299	300

Adjusted Debt plus Minority Interests	$8,438	$9,010

Interest expense declined 7 percent in 2004 to $508 million, reflecting lower debt levels and favorable rates. The effective tax rate was 35.0 percent for the fiscal year, unchanged from the 2003 rate.

Capital investments totaled approximately $650 million in 2004, including acquisition-related costs for consolidation of the company’s Minneapolis headquarters and integration of information systems. Plans call for capital investment to moderate in 2005 to approximately $450-500 million.

General Mills Dividend Rate Increased

Dividends in 2004 totaled $1.10 per share. General Mills’ quarterly dividend rate has been increased 13 percent, effective with the dividend payable August 2, 2004, for shareholders of record on July 12, 2004. The new 31 cent quarterly rate represents an annual dividend rate of $1.24 per share. General Mills has paid shareholder dividends without interruption or reduction for 105 years.

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Outlook

Commenting on the company’s outlook for the new fiscal year, Sanger said, “Our business plan for 2005 includes commodity costs that are roughly $165 million higher than last year’s, along with increases in health care and restricted stock expense. We’ll also have the normal 52 weeks in 2005, compared to the 53-week year just ended. To offset those headwinds, our plan includes stronger levels of product innovation, companywide productivity and cost-saving initiatives, and selected price increases that are necessary due to the increases in our input costs.”  The company provided guidance  for diluted EPS in the range of $2.75 to $2.80 for 2005. This estimate includes costs for restructuring and other cost-saving actions that are expected to total approximately 10 to 15 cents per share.

Sanger noted that General Mills has previously outlined financial targets for the fiscal 2004 through 2006 period, which included goals of 5 to 6 percent compound annual growth in net sales, 11 percent compound growth in diluted earnings per share, and a cumulative debt reduction of $2 billion by the end of 2006. “We are still firmly on track to meet our $2 billion debt reduction goal, but we have moderated our sales and earnings growth expectations,” Sanger said. “Compound net sales growth over the three-year period through 2006 is now expected to be 3 to 4 percent, and compound annual earnings per share growth over the 3-year period is expected to be in the high single-digit range.”

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General Mills will hold a conference call for investors today, June 30, 2004, beginning at 8:00 AM EST. Interested investors can access a web cast of this conference call from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future volume and earnings could be affected by a variety of factors, including:  competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional spending levels of our competitors; product development and innovations; consumer acceptance of new products and product improvements; changes in customer demand for our products; changes in consumer behavior, trends and preferences; effectiveness of advertising, marketing and promotional programs; consumer perception of health-related issues including obesity; changes in purchasing and inventory levels of significant customers; acquisitions or disposals of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards; ability to successfully complete integration of the Pillsbury businesses and achieve synergies, cost savings and productivity improvements; economic conditions, including changes in inflation rates, interest rates or tax rates; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine  plan liabilities; fluctuation in the cost and availability of supply chain resources, including raw materials, packaging and energy; foreign economic conditions, including currency rate fluctuations; political unrest in foreign markets and economic uncertainty due to terrorism or war. Our predictions about future debt reduction could be affected by a variety of factors including items listed above that could impact future earnings. Our debt reduction goals could also be affected by changes in economic conditions or capital market conditions, including interest rates, laws and regulations. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In Millions, Except per Share Data)

	Fiscal Year Ended
	May 30, 2004	May 25 2003	May 26, 2002

Net Sales	$11,070	$10,506	$7,949
Costs & Expenses:
Cost of sales	6,584	6,109	4,662
Selling, general and administrative	2,443	2,472	2,070
Interest, net	508	547	416
Restructuring and other exit costs	26	62	134

Total Costs and Expenses	9,561	9,190	7,282

Earnings before Taxes and Earnings
from Joint Ventures	1,509	1,316	667
Income Taxes	528	460	239
Earnings from Joint Ventures	74	61	33

Earnings before cumulative effect of change
in accounting principle	$1,055	$917	$461
Cumulative effect of change in accounting principle	-	-	(3)

Net Earnings	$1,055	$917	$458

Earnings per Share - Basic:
Earnings before cumulative effect of change
in accounting principle	$2.82	$2.49	$1.39
Cumulative effect of change in accounting principle	-	-	(0.01)

Earnings per Share - Basic	$2.82	$2.49	$1.38

Average Number of Shares - Basic	375	369	331

Earnings per Share - Diluted:
Earnings before cumulative effect of change
in accounting principle	$2.75	$2.43	$1.35
Cumulative effect of change in accounting principle	-	-	(0.01)

Earnings per Share - Diluted	$2.75	$2.43	$1.34

Average Number of Shares - Assuming Dilution	384	378	342

See accompanying notes.

GENERAL MILLS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	14 Weeks Ended May 30, 2004	13 Weeks Ended May 25, 2003

Net Sales	$2,789	$2,546

Costs & Expenses:
Cost of sales	1,675	1,482
Selling, general and administrative	586	611
Interest, net	124	130
Restructuring and other exit costs	12	4

Total Costs and Expenses	2,397	2,227

Earnings before Taxes and Earnings from Joint Ventures	392	319

Income Taxes	137	111

Earnings from Joint Ventures	23	17

Net Earnings	$278	$225

Earnings per Share - Basic	$.74	$.61

Average Number of Shares - Basic	378	370

Earnings per Share - Diluted	$.72	$.59

Average Number of Shares - Assuming Dilution	386	379

See accompanying notes.

GENERAL MILLS, INC.
OPERATING SEGMENTS
(Unaudited) (In Millions)

	14 Weeks Ended May 30, 2004	13 Weeks Ended May 25, 2003	Fiscal Year Ended

			May 30, 2004	May 25, 2003	May 26, 2002

Net Sales:
U.S. Retail	$1,907	$1,742	$7,763	$7,407	$5,907
Bakeries and Foodservice	465	459	1,757	1,799	1,264
International	417	345	1,550	1,300	778

Total	$2,789	$2,546	$11,070	$10,506	$7,949

Operating Profit:
U.S. Retail	$461	$449	$1,809	$1,754	$1,057
Bakeries and Foodservice	38	23	132	156	155
International	37	27	119	91	45

Total	536	499	2,060	2,001	1,257
Unallocated corporate items	(8)	(46)	(17)	(76)	(40)
Restructuring and other exit costs	(12)	(4)	(26)	(62)	(134)
Interest, net	(124)	(130)	(508)	(547)	(416)

Earnings before taxes and earnings
from Joint Ventures	$392	$319	$1,509	$1,316	$667

GENERAL MILLS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In Millions)

	May 30, 2004	May 25, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$751	$703
Receivables	1,010	980
Inventories	1,063	1,082
Prepaid expenses and other	196	184
Deferred income taxes	169	230

Total Current Assets	3,189	3,179

Land, Buildings and Equipment	5,319	4,929
Less accumulated depreciation	(2,208)	(1,949)

Net Land, Buildings and Equipment	3,111	2,980
Goodwill	6,684	6,650
Other Intangible Assets	3,641	3,622
Other Assets	1,823	1,796

Total Assets	$18,448	$18,227

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,145	$1,303
Current portion of debt	233	105
Notes payable	583	1,236
Other current liabilities	796	800

Total Current Liabilities	2,757	3,444
Long-term Debt	7,410	7,516
Deferred Income Taxes	1,773	1,661
Other Liabilities	961	1,131

Total Liabilities	12,901	13,752

Minority Interests	299	300
Stockholders' Equity:
Common stock	5,680	5,684
Retained earnings	3,722	3,079
Less common stock in treasury	(3,921)	(4,203)
Unearned compensation	(89)	(43)
Accumulated other comprehensive income	(144)	(342)

Total Stockholders' Equity	5,248	4,175

Total Liabilities and Equity	$18,448	$18,227

GENERAL MILLS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)

The fiscal year ended May 30, 2004 consisted of 53 weeks; fiscal 2003 and 2002 each consisted of 52 weeks.  The fourth quarter of fiscal 2004 consisted of 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2003.

(2)

Certain prior years’ amounts have been reclassified to conform with the current year presentation.  Fiscal 2002 results include only seven months of the Pillsbury business, which was acquired October 31, 2001.

(3)

In fiscal 2004, we recorded restructuring and other exit costs of $26 million pretax.  Approximately $11 million was related to plant closures in the Netherlands, Brazil and Atwater, California.  We recorded an additional $7 million pretax, primarily related to adjustments of costs associated with previously announced closures of manufacturing facilities. In addition, we recorded $8 million pretax for severance, primarily related to realignment actions in our Bakeries and Foodservice organization.  In fiscal 2003 and 2002, we recorded restructuring and other exit costs totaling $62 million and $134 million, respectively, primarily related to the acquisition of Pillsbury.

(4)

In the fourth quarter of fiscal 2004, we recorded restructuring and other exit costs of $12 million pretax.  We recorded $8 million pretax for severance, primarily related to actions in our Bakeries and Foodservice organization, and approximately $4 million pretax, primarily associated with previously announced closures of manufacturing facilities.  In the fourth quarter of fiscal 2003, we recorded $4 million pretax of restructuring and other exit costs.

(5)

Effective with the first quarter fiscal 2002, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”  The cumulative effect of adopting this accounting change was a $3 million charge, as reflected on the consolidated statements of earnings.